As Filed with the Securities and Exchange Commission on January 6, 2005

Registration No. 333-112899

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO THE FORM SB-2 REGISTRATION STATEMENT

ON FORM S-3 REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SEGMENTZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0450326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18302 Highwoods Preserve Parkway

Suite 100

Tampa, Florida 33647

(813) 989-2232

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Norstrud

Chief Financial Officer

18302 Highwoods Preserve Parkway

Suite 100

Tampa, Florida 33647

(813) 989-2232

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Joel D. Mayersohn, Esq.

Adorno & Yoss, P.A.

350 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

(954) 763-1200 (Telephone)

(954) 766-7800 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated                     , 2005

PROSPECTUS

27,460,445 Shares

SEGMENTZ, INC.

On June 15, 2004, Segmentz, Inc. registered 19,090,233 shares of common stock of Segmentz, Inc. being offered for resale by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders. On June 15, 2004, Segmentz, Inc. also registered 8,430,212 shares of common stock of Segmentz, Inc. underlying common stock purchase warrants being offered for resale by certain selling security holders. Upon exercise of the common stock purchase warrants Segmentz, Inc. will receive proceeds in the amount of the exercise price, which proceeds will be used for working capital.

Our common stock is traded on the American Stock Exchange under the trading symbol “SZI”. On January 3, 2005, the closing price for our common stock was $1.44.

Beginning on page 3 we have listed several risk factors which you should consider. You should read the entire prospectus carefully before you make your investment decision.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The original date of this prospectus is June 15, 2004.

This prospectus is amended pursuant to a post-effective

amendment dated January 6, 2005.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Securities and Exchange Commission maintains a Web site at http://www.sec.gov where certain information regarding issuers (including us) may be found.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The registration statement contains more information that this prospectus regarding our company and our securities, including certain exhibits and schedule. You can get a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from its Web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these securities.

•	Annual Report on Form 10-KSB for the 12 months ended December 31, 2003, filed March 31, 2004.

•	Quarterly Report on Form 10-QSB for the three months ended March 31, 2004, filed May 17, 2004.

•	Quarterly Report on Form 10-QSB for the three months ended June 30, 2004, filed August 16, 2004.

•	Quarterly Report on Form 10-QSB for the three months ended September 30, 2004, filed November 15, 2004.

•	Current Reports on Form 8-K and amendments to Current Reports on Form 8-K/A filed on the following dates:

May 11, 2004	September 8, 2004	November 22, 2004
May 17, 2004	September 8, 2004	November 29, 2004
July 14, 2004	October 22, 2004
August 13, 2004	November 1, 2004

You may request a copy of these documents, at no cost, by writing to:

SEGMENTZ, INC.

18302 Highwoods Preserve Parkway

Suite 100

Tampa, Florida 33647

Attention: Chief Executive Officer

Telephone: (813) 989-2232

BUSINESS OF THE COMPANY

Segmentz Inc. (“Segmentz” or the “Company”) provides premium transportation and logistics services to over 1,000 active customers, specializing in time definite delivery in support of specific supply chain requirements. Services include expedited transportation, deferred airfreight transportation, local cartage, aircraft charters, dedicated delivery, consolidation, warehouse management and fulfillment. The Company offers a 24 hour, seven day a week call center allowing the customer immediate communication and status of time sensitive shipments in transit. The Company also provides the customer remote order entry capability, shipment tracking, proof of delivery reconciliation, billing status and performance reports via a custom designed web site. The Company is dedicated to providing services that are customized to meet its client’s individual needs and flexible enough to cope with an ever-changing business environment.

The Company is positioned in the industry to market its services to both commercial shippers and third party logistics companies such as; warehouse management, transportation management, air/ocean freight forwarders, integrated air carriers, passenger and cargo airlines. The Company offers a high level of service with emphasis on time critical premium transportation services. The Company locates facilities in close proximity to airports to maintain strict service schedules. The majority of shipments handled in the Company’s network are delivered overnight. Segmentz objective is to build a company that supports “segments” of customer’s supply chain initiatives. The Company sustains a competitive advantage by providing flexible, customized, end-to-end solutions, which utilize experienced personnel and technology to exceed the customer’s expectations.

The Segmentz acquisition strategy focuses on integrating logistics businesses that will enhance service offerings within our current market areas as well as extend our network to targeted locations in the Midwestern and Southeastern United States. The Company selects acquisition targets based upon their ability to demonstrate: (1) consistent profitability; (2) history of service level delivery and brand identity; (3) regional or service niche and position that is accretive to our current footprint and overlaps or enhances our current service offerings; and (4) creates maximum capacity and equipment utilization to stabilize a platform that will support continued enterprise revenue growth that drives profitability.

Segmentz intends to create additional stockholder value by: (1) improving productivity by adopting enhanced technologies and business processes; (2) improving transportation margins by leveraging our growing purchasing power and (3) enhancing the opportunity for organic growth by cross-selling and offering expanded services to new and existing customers.

Through December 2004, Segmentz has completed the acquisition of five strategically located logistics and transportation providers. The acquisition companies are as follow: Bullet Freight Systems (“Bullet”) on October 1, 2003, Dasher Express, Inc. (“Dasher”) on December 31, 2003, certain assets of Frontline Freight (“Frontline”) on January 8, 2004, Express-1, Inc. on September 1, 2004 and certain assets of Temple Trucking Inc. on October 1, 2004. The Company has developed and implemented a comprehensive process, which has allowed rapid integration of these companies into the network. The Company’s focus has been to solidify and expand the time definite network of facilities in the Midwestern and Southeastern United States.

The next phase of the Company’s acquisition strategy is to further enhance expedited delivery services, expand logistics services offerings and increase market share. In 2005, the Company plans to continue acquisition activity. The Company has researched and identified a number of companies that may be suitable candidates. Although there is no assurance that the Company will be able to complete any acquisitions, the Company is currently in preliminary discussions with a select number of them.

There are a variety of risks associated with the Company’s ability to achieve strategic objectives, including the ability to acquire and profitably manage additional businesses, current reliance on key customers, the risks inherent in expanding, and the intense competition in the industry for customers and for the acquisition of additional businesses.

RISK FACTORS

Special Note About Forward Looking Statements

We make statements in this prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as may, believe, expect, continue, intend, or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projected:

•	heightened competition;

•	problems integrating acquired companies;

•	failure to identify, acquire or profitably manage additional businesses;

•	failure to obtain new customers or retain existing customers;

•	inability to carry out marketing and sales plans;

•	inability to obtain capital for future growth;

•	loss of key executives; and

•	general economic and business conditions.

We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward looking statements.

Losses from Operations; No Assurances of Profitability

We had net income from operations of $203,163 for the year ended December 31, 2003, $374,115 for the year ended December 31, 2002, and a net a loss from operations of $1,087,165 for the nine months ended September 30, 2004. There can be no assurance that we will not incur additional losses in the future. Our operating expenses have increased as our business has grown and can be expected to increase significantly as a result of our expansion efforts. There can be no assurance that we will be able to generate sufficient revenue to meet its operating expenditures or to operate profitably.

Economic Risks; Risks Associated with the Business of Transportation Logistics Management

Our business is dependent upon a number of factors, over which we have little or no control, which may have a material adverse effect on our business. These factors include excess capacity in the trucking industry, significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, government regulations, governmental and law enforcement anti-terrorism actions, tolls, license and registration fees, insurance premiums and labor costs. It is difficult at times to attract and retain qualified drivers and owner-operators. Operations also are affected by recessionary economic cycles and downturns in our customers’ business cycles, particularly in market segments and industries (such as retail and paper products) in which we have a significant concentration of customers. Seasonal factors could also adversely affect us. Our customers tend to reduce shipments after the winter holiday season and operating expenses tend to be higher in the winter months primarily due to increased operating costs in colder weather and higher fuel consumption as a result of increased idle time. Regional or nationwide fuel shortages could also have adverse effects.

Dependence on Equipment Provided by Third Parties; Reliance on Independent Contractors

The trucking industry is dependent upon transportation equipment such as chassis, containers and rail, truck and ocean services provided by independent third parties. Periods of equipment shortages have occurred historically in the transportation industry, particularly in a strong economy. If we cannot secure sufficient transportation equipment or transportation services from these third parties to meet the customers’ needs, the business, results of operations and financial position could be materially adversely affected and customers could seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis. The reliance on agents and independent contractors could reduce operating control and the strength of relationships with customers, and we may have trouble attracting and retaining agents and independent contractors.

New Trends and Technology; Consolidation Among Customers

If, for any reason, our business of providing warehousing and logistic services ceases to be a preferred method of outsourcing these functions, or if new technological methods become available and widely utilized, our business could be adversely affected. Moreover, increasing consolidation among customers and the resulting ability of such customers to utilize their size to negotiate lower outsourcing costs has, and may continue in the future to have, a depressing effect on the pricing of third-party logistic services.

Interruption of Business due to Increased security Measures in Response to Terrorism

The continued threat of terrorism within the United States and the ongoing military action and heightened security measures in response to such threat has and may cause significant disruption to commerce. Our business depends on the free flow of products and services through these channels of commerce. Recently, in response to terrorists’ activities and threats aimed at the United States, transportation and other services have been slowed or stopped altogether. Further delays or stoppages in transportation or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also face interruption of services due to increased security measures in response to terrorism. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business. It is impossible to predict how this may affect our business or the economy in the U.S. and in the world, generally. In the event of further threats or acts of terrorism, our business and operations may be severely and adversely effected or destroyed.

Competition

The transportation services industry is heavily fragmented and intensely competitive and includes numerous regional, inter-regional and national competitors, none of which dominates the market.

Regulation

Our operations are subject to various federal, state and local laws and regulations. Although compliance with these laws and regulations has not had a material effect on our operations or financial condition, there is no assurance that additions or changes to current laws or regulations will not have a material effect on us, our profitability and our financial condition.

Substantial Alteration of our Current Business and Revenue Model

Our present business and revenue model represents the current view of the optimal business and revenue structure which is to derive revenues and achieve profitability in the shortest period of time. There can be no assurance that current models will not be altered significantly or replaced with an alternative model that is driven by motivations other than near-term revenues and/or profitability (for example, building market share before our competitors). Any such alteration or replacement of the business and revenue model may ultimately result in the deferring of certain revenues in favor of potentially establishing larger market share. We cannot assure that any adjustment or change in the business and revenue model will prove to be successful.

Inability to Manage Growth and Internal Expansion

We have not yet undergone the significant managerial and internal expansion that we expect will occur, and our inability to manage growth could hurt our results of operations. Expansion of our operations will be required to address anticipated growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have a limited number of employees. We will need to improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, procedures and controls to expand, train and manage our employee base. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

Dependence on Key Management; Loss of Key Management could have a Material Adverse Affect on Operations

We believe that the attraction and retention of qualified personnel is critical to success. If we lose key personnel or we are unable to recruit qualified personnel, the ability to manage the day-to-day aspects of the business will be weakened. Our operations and prospects depend in large part on the performance of the senior management team. The loss of the services of one or more members of the senior management team could have a material adverse effect on the business, financial condition and results of operation. Because the senior management team has unique experience with us and within the transportation industry, it would be difficult to replace them without adversely affecting our business operations. In addition to their unique experience, the management team has fostered key relationships with our suppliers. These relationships are especially important to a non-asset based company such as Segmentz and the loss of these relationships could have a material adverse effect on our profitability.

Our business is dependent on the services of our Chairman and CEO, Allan Marshall. Loss of Mr. Marshall’s services could have material adverse effect on operations. We have secured “Key-man” life insurance on Mr. Marshall on behalf of the Company and its shareholders in an amount of three million dollars.

Need for Substantial Additional Financing

There is no guarantee that we will be able to obtain financing required to continue to expand our business or that our present funding sources will continue to extend terms under which we can operate efficiently. If we are unable to secure financing under favorable terms, we may be materially adversely affected.

Our continued viability depends on our ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in our best interest to expand more rapidly than currently intended, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. In any such case or other change of circumstance, additional financing will be necessary. If any additional financing is required, there can be no assurances that we will be able to obtain such additional financing on terms acceptable to us and at times required by us, if at all. In such event, we may be required to materially alter our business plan or curtail all or a part of our expansion plans.

Volatility of the Market Price of our Stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline. Any of the following factors could affect the market price of our common stock:

•	changes in earnings estimates and outlook by financial analysts;

•	our failure to meet financial analysts’ and investors’ performance expectations;

•	changes in market valuations of other transportation and logistics companies; and

•	general market and economic conditions.

In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect the stock price. The stock markets have experienced price and volume volatility that have affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These types of fluctuations may affect the market price of our common stock.

Applicability of Low Priced Stock Risk Disclosure Requirements

Our common stock may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934 (“Exchange Act”). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes that risks associated with such stock, the broker-dealer’s duties, the customer’s rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing and provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low price stock, would be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction costs of sales and purchase of such stocks compared to other securities.

Dilution; Resales Under this Prospectus may Significantly Increase the Number of Shares in the Public Market Resulting in Market Pressure that May Cause the Price for Our Shares to Drop or Remain at Low Levels

Prior to this offering, approximately 1,050,000 shares of our common stock were freely tradeable in the public market. The addition to the public market of the 19,090,233 shares covered by this prospectus, in addition to the 8,430,212 shares covered by this prospectus that will become free-trading upon exercise of common stock purchase warrants, could cause the market price of our shares to fall or remain at lower levels. The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act of 1933 (“Securities Act”) or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing.

SELLING SECURITY HOLDERS

The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders’ options, if any, into shares of common stock, and the number of shares being offered by each selling security holder. The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by the Company. We will receive none of the proceeds of this offering. We will receive proceeds in the amount of the exercise price in the event the selling security holders exercise their common stock purchase warrants.

The following table is derived from our books and records, as well as from those of our transfer agent. No selling security holder is affiliated with us except Allan J. Marshall, our Chairman and Chief Executive Officer and Dennis McCaffrey, our Chief Operating Officer. All shares listed for resale reflect currently outstanding shares of our common stock, unless otherwise stated.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Selling Security Holder	Total Shares Beneficially Owned	Percent of Class Before Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	Percent of Class After Offering
Paul Alberti (1)	30,000	*	30,000	0	*
Aludel Fund, L.P. (24)(38)	349,999	1.3%	349,999	0	*
Kenneth Ball & Lora Ball (1)	60,000	*	60,000	0	*
Barron Partners, LP (19)	4,036,667	14.4%	4,036,667	0	*
Dominic Bassani (45)	62,500	*	62,500	0	*
Anthony Beninato & Johanne Beninato (1)	30,000	*	30,000	0	*
John Bennice (1)	30,000	*	30,000	0	*
Patrick Boyce & Sonja Boyce (1)	60,000	*	60,000	0	*
Jim Brownell (1)	120,000	*	120,000	0	*
Edward B. II Cloues (15)	119,000	*	119,000	0	*
Dennis Codon (1)	30,000	*	30,000	0	*
Leonard Cohen (1)	30,000	*	30,000	0	*
John E. Cole Jr. (1)	60,000	*	60,000	0	*
Core Fund, L.P. (33)	375,000	1.4%	375,000	0	*
Mathew Crisp	1,500	*	1,500	0	*
Dan Crowther (46)	60,416	*	60,416	0	*
CSL Associates LP (25)(43)	150,000	*	150,000	0	*
Thomas Davison (1)	30,000	*	30,000	0	*
Fred Deoliviera & Diane Deoliviera (1)	30,000	*	30,000	0	*
Henry E. Dietz Trust UTA (1)(2)	360,000	1.3%	360,000	0	*
Max Dieujuste (1)	30,000	*	30,000	0	*
John Evans & Jeanne Evans (1)	30,000	*	30,000	0	*
Lawrence Feld (1)	30,000	*	30,000	0	*
John S. Flynn (47)	500,000	1.9%	50,000	450,000	1.7%
Julie Foreman	100,000	*	100,000	0	*
Robert Friess (1)	30,000	*	30,000	0	*
Peter Giroux (1)	60,000	*	60,000	0	*
Global Portal, Inc. (1)(3)	30,000	*	30,000	0	*
Karen S. Goldaber (18)	60,000	*	60,000	0	*
Sharon K. Goldaber (18)	60,000	*	60,000	0	*
Ron Harden & Kristina Harden (1)	60,000	*	60,000	0	*
Arthur Hawkins (1)	60,000	*	60,000	0	*
Marvin Hoffman (1)	30,000	*	30,000	0	*
Hutchinson Company (1)(4)	60,000	*	60,000	0	*
Insiders Trend Fund, LP(5)	154,500	*	154,500	0	*
Rajamal Jayakumar & Arumugam Jayakumar (1)	60,000	*	60,000	0	*
Daniel L. Kaufman	330,000	1.2%	330,000	0	*
Kinderhook Partners (25)(34)	2,250,000	8.2%	2,250,000	0	*
Kirlin Securities (48)(83)	50,000	*	50,000	0	*
Alain Krakririan (1)	30,000	*	30,000	0	*

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Selling Security Holder	Total Shares Beneficially Owned	Percent of Class Before Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	Percent of Class After Offering
The Larsen Family 2000 Revocable Trust (1)(6)	60,000	*	60,000	0	*
James Lawrence (1)	30,000	*	30,000	0	*
Ned Laybourne & Lynne Laybourne (1)	200,000	*	200,000	0	*
Paul H LeFevre (1)	60,000	*	60,000	0	*
William A. Lewis IV (84)	190,000	*	190,000	0	*
Robert David Lilienthal(15)	156,331	*	156,331	0	*
Ray Lubojasky (1)	30,000	*	30,000	0	*
Peter S. Lynch Charitable Remainder Unitrust (26)	307,500	1.2%	307,500	0	*
The Lynch Foundation (27)	562,285	2.1%	562,285	0	*
Peter and Carolyn Lynch JTWROS(76)	732,000	2.7%	732,000	0	*
Lynch Children’s Trust fbo Anne Lynch (28)	49,500	*	49,500	0	*
Lynch Children’s Trust fbo Elizabeth Lynch (29)	49,500	*	49,500	0	*
Lynch Children’s Trust fbo Mary Lynch (30)	49,500	*	49,500	0	*
Peter S. Lynch Charitable Lead Annuity Trust (31)	45,000	*	45,000	0	*
Peter S. Lynch Charitable Lead Unitrust (32)	51,000	*	51,000	0	*
Margraf Investments LLC (1)(7)	90,000	*	90,000	0	*
Adam Marshall (49)	150,000	*	150,000	0	*
Max Communications (36)	50,000	*	50,000	0	*
Dennis McCaffrey (50)	200,000	*	50,000	150,000	*
Meadowbrook Capital Management, LP (25)(42)	375,000	1.4%	375,000	0	*
Milfam I LP (1)(8)	900,000	3.3%	900,000	0	*
Richard Molinsky	100,000	*	100,000	0	*
Monarch Capital Group LLC (39)	7,500	*	7,500	0	*
Michael Morris(15)	252,000	*	252,000	0	*
Leo Mindel NON GST EXEMPT Family Trust II(9)(16)	150,000	*	150,000	0	*
Peter Morton & Kathleen Morton (1)	60,000	*	60,000	0	*
Colleen Muellner & Robert Muellner (1)	30,000	*	30,000	0	*
Muller Family Limited Partnership (18)(20)	60,000	*	60,000	0	*
Richard Neslund (15)	466,662	1.7%	466,662	0	*
Richard Neslund (21)	238,000	*	238,000	0	*
Eric G. Neumann (1)	60,000	*	60,000	0	*

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Selling Security Holder	Total Shares Beneficially Owned	Percent of Class Before Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	Percent of Class After Offering
Tolbert Norwood & Iara Norwood (1)	30,000	*	30,000	0	*
Kevin E. O’Connell (1)	60,000	*	60,000	0	*
Joseph Palermo & Carol Palermo TTEES 1994 Joseph T Palermo III & Carol L Palermo Revocable Trust (1)(10)	30,000	*	30,000	0	*
Jang S. Park (1)	60,000	*	60,000	0	*
Lewis Pell (15)	238,000	*	238,000	0	*
Lewis Pell (21)	238,000	*	238,000	0	*
Joseph M. Perillo (1)	60,000	*	60,000	0	*
Platinum Partners Value Arbitrage Fund, LP(11)(15)	466,669	1.7%	466,669	0	*
Michael Power (1)	30,000	*	30,000	0	*
Puglisi & Co (40)	40,000	*	40,000	0	*
Puglisi Capital Partners, LP (25)(41)	300,000	1.1%	300,000	0	*
Regina Rager & Trina Rager (1)	30,000	*	30,000	0	*
Patricia A. Rusk Revocable Trust U/A Dated 5/31/91 (1)(12)	30,000	*	30,000	0	*
Alan H. Sample & Elaine Sample (1)	30,000	*	30,000	0	*
Sandor Capital Master Fund, L.P.	100,000	*	100,000	0	*
David Schales (1)	60,000	*	60,000	0	*
Alan B. Schriber (1)	90,000	*	90,000	0	*
Schottenfeld Qualified Associates LP (25)(44)	225,000	*	225,000	0	*
Richard Smailes & Yong Smailes (1)	30,000	*	30,000	0	*
Greg Small & Patricia Small (1)	120,000	*	120,000	0	*
Gerald Smallberg (1)	30,000	*	30,000	0	*
Morris Smith & Devora Smith(16)	198,000	*	198,000	0	*
Spencer Beal Family Trust(13)(15)	238,000	*	238,000	0	*
Stern & Company (37)	39,999	*	39,999	0	*
Peter Stephens (46)	60,416	*	60,416	0	*
Ira Stoler (1)	60,000	*	60,000	0	*
Andrew Suedkamp & Tara Suedkamp (1)	30,000	*	30,000	0	*
Richard Suedkamp (1)	60,000	*	60,000	0	*
Marc Tormey (1)	30,000	*	30,000	0	*

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Selling Security Holder	Total Shares Beneficially Owned	Percent of Class Before Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	Percent of Class After Offering
Anthony Turner (1)	90,000	*	90,000	0	*
Leonard Van Orden & Laura Van Orden (1)	30,000	*	30,000	0	*
Vestal Venture Capital (14)(15)	350,000	1.3%	350,000	0	*
Michael Weiss (15)	175,000	*	175,000	0	*
Winslow Evans & Crocker Incorporated (35)	200,000	*	200,000	0	*
Androula Xenophontos (1)	60,000	*	60,000	0	*
Adorno & Yoss, PA (17)	100,000	*	100,000	0	*
Allan Marshall (51)	3,196,161	11.9%	300,000	2,896,161	11.0%
A.C. Isreal Enterprises, Inc. (52)(54)	360,000	1.3%	360,000	0	*
A. Spector Capital, LLC (52)(55)	348,000	1.3%	348,000	0	*
Atlas Capital Master Fund, L.P. (52)(56)	510,480	1.9%	510,480	0	*
Atlas Capital (Q.P.), L.P. (52)(57)	209,520	*	209,520	0	*
Bonanza Master Fund LTD (52)(58)	660,000	2.5%	660,000	0	*
Crestview Capital Master LLC (52)(59)	1,200,000	4.5%	1,200,000	0	*
Lake Street Fund L.P. (52)(60)	108,000	*	108,000	0	*
Midsouth Investor Fund LP (52)(61)	291,429	1.1%	291,429	0	*
Lyman O. Heidtke (52)	68,572	*	68,572	0	*
Pequot Navigator Onshore Fund, L.P. (52)(62)	346,666	1.3%	346,666	0	*
Pequot Scout Fund, L.P. (52)(63)	685,334	2.6%	685,334	0	*
Frost National Bank FBO, BFS US Special Opportunities Trust PLC, Trust No. W00118000 (52)(64)	720,000	2.7%	720,000	0	*
Frost National Bank FBO, Renaissance US Growth Investment Trust PLC, Trust No. W00740100 (52)(65)	720,000	2.7%	720,000	0	*
Ridgecrest Partners QP LP (52)(66)	132,000	*	132,000	0	*
Ridgecrest Partners L.P. (52)(67)	7,200	*	7,200	0	*
Ridgecrest Partners LTD (52)(68)	34,800	*	34,800	0	*
Quantum Partners LDC (52)(69)	105,600	*	105,600	0	*
Catalyst Partners LP (52)(70)	40,800	*	40,800	0	*
Catalyst International (52)(71)	39,600	*	39,600	0	*

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Selling Security Holder	Total Shares Beneficially Owned	Percent of Class Before Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	Percent of Class After Offering
Pointe Vedra Partners LTD(53)(72)	120,000	*	120,000	0	*
Pinnacle Asset Management (53)(73)	12,000	*	12,000	0	*
Massaniso & Co. (53)(74)	12,000	*	12,000	0	*
Peter A. Massaniso (53)	60,000	*	60,000	0	*
Frank P. Massaniso Irrevocable Tr. LTD (53)(75)	12,000	*	12,000	0	*
Peter S. Lynch and Carolyn A. Lynch 1999 Unitrust (53)(77)	168,000	*	168,000	0	*
John Castans (78)	30,000	*	30,000	0	*
Chris White (79)	30,000	*	30,000	0	*
Jesse Shelmire (80)	253,500	*	253,500	0	*
Scott Griffith (81)	253,500	*	253,500	0	*
Kirlin Securities, Inc. (82)(83)	121,340	*	121,340	0	*
David O. Lindner (82)	82,500	*	82,500	0	*
Anthony J. Kirincic (82)	82,500	*	82,500	0	*
John McAuliffe (82)	62,010	*	62,010	0	*
Joseph Betti (82)	18,000	*	18,000	0	*
Michael Farrell (82)	7,200	*	7,200	0	*
David Jeromin (82)	6,750	*	6,750	0	*
Adam Gross (82)	6,000	*	6,000	0	*
Aeryn Seto (82)	4,950	*	4,950	0	*
William Silva (82)	3,450	*	3,450	0	*
Andrew Grossman (82)	3,150	*	3,150	0	*
Brian Kuhns (82)	3,150	*	3,150	0	*
TOTAL			27,460,445	3,496,161

*	Less than 1.0%

(1)	1 of every 3 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.25 per share, until July 9, 2008.

(2)	Henry E. Dietz has investment and voting control over the shares of common stock beneficially owned by the Henry E. Dietz Trust UTA.

(3)	James Kozlik has investment and voting control over the shares of common stock beneficially owned by Global Portal, Inc.

(4)	James Hutchinson has investment and voting control over the shares of common stock beneficially owned by Hutchinson Company.

(5)	Anthony Marchese has investment and voting control over the shares of common stock beneficially owned by Insiders Trend Fund, LP. Includes 50,000 shares issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until September 9, 2008.

(6)	David and Kristen Larsen have investment and voting control over the shares of common stock beneficially owned by The Larsen Family 2000 Revocable Trust.

(7)	Tim Margraf has investment and voting control over the shares of common stock beneficially owned by Margraf Investments LLC.

(8)	Lloyd Miller has investment and voting control over the shares of common stock beneficially owned by Milfam I LP.

(9)	Meg Mindel has investment and voting control over the shares of common stock beneficially owned by Leo Mindel NON GST EXEMPT Family Trust II.

(10)	Joseph Palermo & Carol Palermo have investment and voting control over the shares of common stock beneficially owned by 1994 Joseph T Palermo III & Carol L Palermo Revocable Trust.

(11)	Mark Nordlicht has investment and voting control over the shares of common stock beneficially owned by Platinum Partners Value Arbitrage Fund, LP.

(12)	Patricia A. Rusk has investment and voting control over the shares of common stock beneficially owned by Patricia A. Rusk Revocable Trust U/A Dated 5/31/91.

(13)	Spencer Beal has investment and voting control over the shares of common stock beneficially owned by Spencer Beal Family Trust.

(14)	Alan Lyons has investment and voting control over the shares of common stock beneficially owned by Vestal Venture Capital.

(15)	3 of every 7 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” are issuable upon exercise of common stock purchase warrants, at an exercise price of $1.40 per share, until September 9, 2008.

(16)	1 of every 3 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until September 9, 2008.

(17)	Includes 100,000 shares issuable upon exercise of common stock purchase warrants, at $1.00 per share, until June 9, 2008.

(18)	1 of every 3 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until October 14, 2008.

(19)	Andrew Worden has investment and voting control over the shares of common stock beneficially owned by Barron Partners, LP. Includes 1,400,000 shares issuable upon exercise of common stock purchase warrants at an exercise price of $1.40 per share, until September 22, 2008.

(20)	William Muller has investment and voting control over the shares of common stock beneficially owned by Muller Family Limited Partnership.

(24)	Alex Fuchs has investment and voting control over the shares of common stock beneficially owned by Aludel Fund, L.P.

(25)	1 of every 3 of the shares listed for the shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.50 per share, for a period of 5 years.

(26)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Remainder Unitrust.

(27)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by The Lynch Foundation. Includes 25,714 shares issuable upon the exercise of common stock purchase warrants, at an exercise price of $2.20 per share, until April 30, 2009.

(28)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children’s Trust fbo Anne Lynch.

(29)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children’s Trust fbo Elizabeth Lynch.

(30)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children’s Trust fbo Mary Lynch.

(31)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Lead Annuity Trust.

(32)	Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Lead Unitrust.

(33)	David Boker has investment and voting control over the shares of common stock beneficially owned by Core Fund. L.P.

(34)	Steven Clearman has investment and voting control over the shares of common stock beneficially owned by Kinderhook Partners.

(35)

Bob Malone has investment and voting control over the shares of common stock beneficially owned by Winslow Evans & Crocker Incorporated. Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 5 years, and 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, for a period of 3 years.

(36)	Richard Melinsky has investment and voting control over the shares of common stock beneficially owned by Max Communications, Inc. Includes 50,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 3 years.

(37)	Shai Stern has investment and voting control over the shares of common stock beneficially owned by Stern & Company.

(38)	Includes 150,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 5 years.

(39)	Anthony Marchese has investment and voting control over the shares of common stock beneficially owned by Monarch Capital Group LLC. Includes 7,500 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, for a period of 5 years.

(40)	Jeff Puglisi has investment and voting control over the shares of common stock beneficially owned by Puglisi & Co. Includes 40,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, for a period of 5 years.

(41)	Jeff Puglisi has investment and voting control over the shares of common stock beneficially owned by Puglisi Capital Partners, LP.

(42)	Evan Greenberg has investment and voting control over the shares of common stock beneficially owned by Meadowbrook Capital Management, LP.

(43)	Chuck Lipson has investment and voting control over the shares of common stock beneficially owned by CSL Associates, LP.

(44)	Rick Schottenfeld has investment and voting control over the shares of common stock beneficially owned by Schottenfeld Qualified Associates LP.

(45)	Includes 16,667 shares of common stock issuable upon exercise of common stock purchase warrants at $1.15 per share until July 9,2008, and 12,500 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, until March 24, 2008.

(46)	Includes 8,333 shares of common stock issuable upon exercise of common stock purchase warrants at $1.15 per share until July 9,2008, 12,500 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, until October 1, 2008, and 6,250 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, until March 24, 2008.

(47)	Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, until October 1, 2008 and 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.31 per share, until January 1, 2009.

(48)	Includes 50,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.15 per share, until January 1, 2006.

(49)	Includes 150,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.15 per share, until October 1, 2008.

(50)	Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, until October 1, 2008.

(51)	Allan Marshall is our Chairman, Chief Executive Officer and a Director. Includes 100,000 shares underlying common stock purchase warrants exercisable at $1.25 per share, and 8,285 shares of common stock held by Mr. Marshall’s wife Christine Otten. Mr. Marshall disclaims any beneficial interest in the shares owned by his wife Christine Otten.

(52)	1 of every 6 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $2.20 per share, until April 30, 2009.

(53)	1 of every 6 of the shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” is issuable upon exercise of common stock purchase warrants, at an exercise price of $2.20 per share, until May 6, 2009.

(54)	Tom Israel has investment and voting control over the shares of common stock beneficially owned by A.C. Isreal Enterprises, Inc.

(55)	Arthur Spector has investment and voting control over the shares of common stock beneficially owned by A. Spector Capital, LLC.

(56)	Robert Alpert has investment and voting control over the shares of common stock beneficially owned by Atlas Capital Master Fund, L.P.

(57)	Robert Alpert has investment and voting control over the shares of common stock beneficially owned by Atlas Capital (Q.P.), L.P.

(58)	Bernay Box has investment and voting control over the shares of common stock beneficially owned by Bonanza Master Fund LTD.

(59)	Stewart Flink has investment and voting control over the shares of common stock beneficially owned by Crestview Capital Master LLC.

(60)	Scott Hood has investment and voting control over the shares of common stock beneficially owned by Lake Street Fund L.P.

(61)	Buzz Heidtke has investment and voting control over the shares of common stock beneficially owned by Midsouth Investor Fund L.P.

(62)	Art Samberg has investment and voting control over the shares of common stock beneficially owned by Pequot Navigator Onshore Fund, L.P.

(63)	Art Samberg has investment and voting control over the shares of common stock beneficially owned by Pequot Scout Fund, L.P.

(64)	Russell Cleveland has investment and voting control over the shares of common stock beneficially owned by Frost National Bank FBO, BFS US Special Opportunities Trust PLC, Trust No. W00118000.

(65)	Russell Cleveland has investment and voting control over the shares of common stock beneficially owned by Frost National Bank FBO, Renaissance US Growth Investment Trust PLC, Trust No. W00740100.

(66)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Ridgecrest Partners QP LP.

(67)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Ridgecrest Partners L.P.

(68)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Ridgecrest Partners LTD.

(69)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Quantum Partners LDC.

(70)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Catalyst Partners LP.

(71)	Sanford Prater has investment and voting control over the shares of common stock beneficially owned by Catalyst International.

(72)	Peter Massaniso has investment and voting control over the shares of common stock beneficially owned by Pointe Vedra Partners LTD.

(73)	Peter Massaniso has investment and voting control over the shares of common stock beneficially owned by Pinnacle Asset Management.

(74)	Peter Massaniso has investment and voting control over the shares of common stock beneficially owned by Massaniso & Co.

(75)	Peter Massaniso has investment and voting control over the shares of common stock beneficially owned by Frank P. Massaniso Irrevocable Tr. LTD.

(76)	Includes 32,000 shares issuable upon the exercise of common stock purchase warrants, at an exercise price of $2.20 per share, until April 30, 2009.

(77)	Peter S. Lynch has investment and voting control over the shares held by the Peter S. Lynch and Carolyn A. Lynch 1999 Unitrust.

(78)	Includes 30,000 shares issuable upon exercise of common stock purchase warrants at $2.20 per share, until May 6, 2009.

(79)	Includes 30,000 shares issuable upon exercise of common stock purchase warrants at $2.20 per share, until May 6, 2009.

(80)	Includes 253,500 shares issuable upon exercise of common stock purchase warrants at $2.20 per share, until May 6, 2009.

(81)	Includes 253,500 shares issuable upon exercise of common stock purchase warrants at $2.20 per share, until May 6, 2009.

(82)	The shares listed for each shareholder in the column titled “Number of Shares Offered Pursuant to this Prospectus” underlie a Purchase Option that provides the shareholder with the right to purchase units consisting of 2 shares of common stock of Segmentz, Inc. and 1 common stock purchase warrant. The Purchase Option is exercisable until July 8, 2008, for $1.50 per unit. The warrants underlying the units are exercisable until July 9, 2008, for $1.25 per share.

(83)	David Lindner has investment and voting control of the shares beneficially owned by Kirlin Securities, Inc.

(84)	Includes 50,000 shares issuable upon exercise of common stock purchase warrants, at an exercise price of $1.50 per share, for a period of 5 years, and 40,000 shares issuable upon exercise of common stock purchase warrants, at an exercise price of $1.50 per share, for a period of 5 years.

USE OF PROCEEDS

We will not receive any proceeds on the sales of the shares we are registering on behalf of our Selling Shareholders. We will receive proceeds in the amount of the exercise price in the event the Selling Shareholders exercise their common stock purchase warrants. In the event that we receive proceeds consequential to the exercise of warrants we intend to use such proceeds to acquire additional companies, make capital investments to enhance our technology and support expanding operational requirements, and for general working capital purposes.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the American Stock Exchange. These include ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

The selling security holders may sell the securities in one or more of the following methods, which may include crosses or block transactions:

•	through floor specialist on the American Stock Exchange, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

•	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

•	through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

We have informed the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of January 3, 2004 there were 26,727,034 shares of common stock issued and outstanding, which are held of record by approximately 600 holders. As of the date of this prospectus, all shares of preferred stock have been either redeemed by the Company or converted into common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock and the shares underlying all option and warrants will be duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Preferred Stock

As of the date of this prospectus we have the following series of preferred stock designated:

Series A-1 Preferred Stock. The series A-1 preferred stock (i) does not accrue dividends, (ii) votes on an as converted basis with the common stock on all matters to be voted upon by the holders of the common stock, (iii) is convertible into common stock at the greater of $1.00 per share or a 30% discount to the average closing bid price of the common stock for the 5 trading days prior to the date of conversion, and (iv) is not redeemable by us. All Series A-1 preferred stock has been converted into common stock.

Series B-1 Preferred Stock. All Series B-1 preferred stock was retired on December 17, 2003.

Series C Preferred Stock. The series C preferred stock (i) accrues dividends at a rate of 10% of the stated value ($100 per share) per year, (ii) has no voting rights, (iii) is not convertible, and (iv) is redeemable by the Company for $60,000 on the 6 month anniversary of the date of issuance. If the Company does not redeem the shares of series C preferred stock on the 6 month anniversary, we are required to issue to the holders of the series C preferred stock 5 shares of common stock for every 1 share of series C preferred stock held on each of the 7, 8, and 9 month anniversaries (or 3,000 shares of common stock per month in the aggregate). If we do not redeem the series C preferred stock on the 9 month anniversary, the series C preferred stock is automatically converted into debt, payable upon demand, accruing interest at a rate of 12% per year. All series C preferred Stock has been redeemed.

We may issue additional series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors. We have no present intention of issuing shares of preferred stock.

Common Stock Purchase Warrants

As of January 3, 2004, we had 13,061,450 common stock purchase warrants outstanding entitling the holders to purchase 13,061,450 shares of our common stock for a weighted average exercise price of $1.55 per share.

Transfer Agent and Registrar

The transfer agent for our common stock is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby have been passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida. Adorno & Yoss, P.A. owns 100,000 common stock purchase warrants, exercisable at $1.40 per share until January 8, 2006.

EXPERTS

The consolidated audited financial statements as of December 31, 2003, and December 31, 2002, and for each of the 2 years in the period ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Pender Newkirk & Company, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Pender Newkirk & Company as experts in auditing and accounting.

INDEMNIFICATION

The Delaware General Business Law (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Delaware corporations. The Company’s Certificate of Incorporation (the “Certificate”) and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with this offer. If given or made, this information or representations must not be relied upon as having been authorized by our company or any underwriter. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities we have offered in any circumstance in which an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances create an implication that information in this prospectus is correct at any time subsequent to the date of this prospectus.

27,460,445 shares of common stock

Segmentz, Inc.

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (except for the SEC Registration and Filing Fee), all of which are being paid by the company, in connection with this offering.

SEC Registration and Filing Fee	$8,219
Legal Fees and Expenses*	15,000
Accounting Fees and Expenses*	7,500
Financial Printing*	3,000
Transfer Agent Fees*	1,250
Blue Sky Fees and Expenses*	750
Miscellaneous*	2,500

TOTAL	$38,219

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The Delaware General Business Law (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Delaware corporations. The Company’s Certificate of Incorporation (the “Certificate”) and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description of Document
3.1(a)	Certificate of Incorporation dated May 8, 2000 (1)

3.1(b)	Articles of Merger dated May 17, 2000 (1)

3.1(c)	Certificate of Merger dated May 17, 2000 (1)

3.1(d)	Certificate of Merger dated February 1, 2001 (1)

3.1(e)	Certificate of Merger dated February 1, 2001 (1)

3.1(f)	Certificate of Amendment dated November 1, 2001 (1)

3.1(g)	Designation of Preferences of Series A filed June 11, 2003 (3)

3.1(h)	Designation of Preferences of Series B June 11, 2003 (3)

3.1(i)	Designation of Preferences of Series C June 11, 2003 (3)

3.1(j)	Designation of Preferences of Series A-1 June 18, 2003 (3)

3.1(k)	Designation of Preferences of Series B-1 June 18, 2003 (3)

3.2	Bylaws dated May 10, 2000 (1)

5	Opinion and Consent of Adorno & Yoss, P.A.(3)

10.1	Stock Option Plan (1)

23(i)	Consent of Adorno & Yoss, P.A. (see Exhibit 5)(3)

23(ii)	Consent of Pender Newkirk & Company (2)

21	Subsidiaries of Registrant (1)

(1)	Incorporated by reference to exhibits with the corresponding numbers filed with our registration statement on Form 10SB (File No. 000-49606).

(2)	Filed herewith.

(3)	Previously filed.

Item 17.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa and the State of Florida, on January 3, 2005.

SEGMENTZ, INC.

By:	/s/ ALLAN MARSHALL
Allan Marshall
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date above.

SIGNATURE	TITLE	DATE

/s/ ALLAN J. MARSHALL Allan J. Marshall	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 3, 2005

/s/ MIKE WELCH Mike Welch	President and Director	January 3, 2005

/s/ DENNIS M. MCCAFFREY Dennis M. McCaffrey	Chief Operating Officer and Director	January 3, 2005

/s/ ANDREW J. NORSTRUD Andrew J. Norstrud	Chief Financial Officer (Principal Financial and Accounting Officer)	January 3, 2005

/s/ ROBERT D. GRIES Robert D. Gries	Director	January 3, 2005

/s/ JAY N. TAYLOR Jay N. Taylor	Director	January 3, 2005